Media Contact:
Exabyte Corporation
Annette Smith, Manager Marketing Communication
(303) 417-7695
annettes@exabyte.com

EXABYTE® SHAREHOLDERS APPROVE SERIES I AGREEMENT

Remainder of $8.4M Preferred Stock Purchase to Close This Week

Boulder, CO - July 30, 2002 - Exabyte Corporation (NASDAQ: EXBT) announced today shareholder approval of the Series I Preferred Stock Purchase Agreement. The Company sold Series I shares in a private offering to existing shareholders for a total of $8.4 million. A first tranche closed in June, and the second tranche of $4.5 million is expected to close this week.

Shareholders also voted their approval of the requested bylaw amendment and a stock option grant of the new President, Chief Executive Officer and Director, Tom Ward.

"The Series I equity investment round has gone smoothly, and we appreciate the decisive support of our investors," said Craig Lamborn, Exabyte CFO. "These funds are an important part of our plans for funding the Company's operations and our return to a healthy financial condition."

About Exabyte Corporation

Since 1987, when it introduced the world's first 8mm tape drive for data storage, Exabyte Corporation (NASDAQ: EXBT) has been recognized as a leading innovator in tape storage and automation. Exabyte tape solutions offer value, performance and reliability for midrange servers, workstations and computer networks. Exabyte products include Mammoth-2 (M2™), the first 8mm native Fibre Channel tape drive; VXA®-1, the first packet format tape drive; and the 110L™ autoloader, one of the first tape automation units for LTO™ (Ultrium™). Exabyte markets VXA, 8mm and MammothTape™ drives and automation for MammothTape, VXA, and LTO (Ultrium). Exabyte's worldwide network of distributors, resellers and OEMs includes IBM, Compaq, Fujitsu Siemens Computers, Bull, Apple Computer, Tech Data, Digital Storage Inc., Ingram Micro and Arrow Electronics.

For additional information, call 1-800-EXABYTE or visit www.exabyte.com. For investor relations inquiries, e-mail investor@exabyte.com.

Exabyte is a registered trademark, and M2, and MammothTape are trademarks of Exabyte Corp. LTO and Ultrium are US trademarks of HP, IBM and Seagate. All other trademarks are the property of their respective owners.

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